Exhibit 99.1

Envestnet Reports Fourth Quarter and Full Year 2013 Financial Results

Chicago, IL — February 20, 2014 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today reported financial results for its fourth quarter and full year ended December 31, 2013.

Key Financial Metrics	Fourth Quarter		%	Full Year		%
(in millions except per share data)	2013	2012	Change	2013	2012	Change

Adjusted Revenues(1)	$74.4	$44.6	67%	$242.7	$158.5	53%
Adjusted EBITDA(1)	$11.0	$7.2	53%	$38.6	$24.0	61%
Adjusted Net Income per Share(1)	$0.15	$0.10	50%	$0.54	$0.32	69%

Financial Results for the Fourth Quarter of 2013 Compared to the Fourth Quarter of 2012:

•                  Adjusted Revenues(1) increased 67% to $74.4 million for the fourth quarter of 2013 from $44.6 million for the fourth quarter of 2012.

•                  Revenues from assets under management (AUM) or assets under administration (AUA) increased 83% to $63.4 million for the fourth quarter of 2013 from $34.7 million for the fourth quarter of 2012; total revenues, which include licensing and professional services fees, increased 68% to $74.4 million for the fourth quarter of 2013 from $44.4 million for the fourth quarter of 2012.

•                  Adjusted EBITDA(1) increased 53% to $11.0 million for the fourth quarter of 2013 compared to $7.2 million for the fourth quarter of 2012.

•                  Adjusted Net Income(1) was $5.4 million, or $0.15 per diluted share, for the fourth quarter of 2013 compared to $3.3 million, or $0.10 per diluted share, for the fourth quarter of 2012.

•                  Net income was $0.7 million, or $0.02 per diluted share, for the fourth quarter of 2013 compared to a net loss of ($0.2) million, or $(0.00) per diluted share, for the fourth quarter of 2012.

Financial Results for the Full Year of 2013 Compared to the Full Year of 2012:

•                  Adjusted Revenues(1), increased 53% to $242.7 million for 2013 from $158.5 million for 2012.

•                  Revenues from AUM or AUA increased 58% to $200.6 million for 2013 from $127.2 million for 2012; total revenues, which include licensing and professional services fees, increased 54% to $242.5 million for 2013 from $157.3 million for 2012.

•                  Adjusted EBITDA(1) increased 61% to $38.6 million for 2013 compared to $24.0 million for 2012.

•                  Adjusted Net Income(1) was $19.1 million, or $0.54 per diluted share, for 2013 compared to $10.6 million, or $0.32 per diluted share, for 2012.

•                  Net income was $3.7 million, or $0.10 per diluted share, for 2013 compared to $0.5 million, or $0.01 per diluted share, for 2012.

“Envestnet is transforming wealth management and how advisors render advice to their clients. We deliver unified wealth management solutions to clients across the financial services industry, whether registered investment advisors, broker dealers, or bank trust departments. Envestnet’s platform now supports more than 30,000 advisors and over $500 billion in assets, demonstrating growing support among advisors.” said Jud Bergman, Chairman and CEO.

“We sustained our strong financial performance during the fourth quarter, growing revenue and adjusted EBITDA by 67 percent and 53 percent, respectively, compared to last year. We believe Envestnet is well positioned for meaningful growth in 2014 and beyond,” concluded Mr. Bergman.

Key Operating Metrics (AUM/A Only) as of and for the Quarter Ended December 31, 2013:

•                  Assets: $177.9 billion, up 81% from December 31, 2012

•                  Accounts: 735,845, up 64% from December 31, 2012

•                  Advisors: 22,838, up 42% from December 31, 2012

•                  Gross sales: $20.4 billion, resulting in net flows of $10.5 billion

The following table summarizes the changes in AUM and AUA for the quarter ended December 31, 2013:

In Millions Except Account Data	9/30/13	Gross Sales	Redemptions	Net Flows	Market Impact	12/31/13

Assets under Management (AUM)	$41,932	$4,497	$(2,651)	$1,846	$1,928	$45,706
Assets under Administration (AUA)	118,228	15,909	(7,248)	8,661	5,326	132,215
Total AUM/A	$160,160	$20,406	$(9,899)	$10,507	$7,254	$177,921
Fee-Based Accounts	657,109	109,371	(30,635)	78,736		735,845

During the fourth quarter, the Company added $6.4 billion of conversions included in the above AUM/A gross sales figures, and an additional $12.2 billion of conversions in Licensing.

Review of Fourth Quarter 2013 Financial Results

Adjusted revenues increased 67% to $74.4 million for the fourth quarter of 2013 from $44.6 million for the fourth quarter of 2012. The increase was primarily due to an 83% increase in revenues from AUM or AUA to $63.4 million from $34.7 million in the prior year period. Revenue from Prudential’s Wealth Management Solutions (“WMS”) business, acquired by the Company in July 2013, is included for the entire fourth quarter of 2013.

Total operating expenses in the fourth quarter of 2013 increased 72% to $73.0 million from $42.4 million in the prior year period. Cost of revenues increased 103% to $32.4 million in the fourth quarter of 2013 from $16.0 million in the fourth quarter of 2012 due to the increase in revenue from AUM or AUA and additional cost from WMS, the revenues of which have a higher cost profile than the Company’s existing business. Compensation and benefits increased 47% to $22.0 million in the fourth quarter of 2013 from $14.9 million in the prior year period due to higher personnel cost from WMS, as well as higher non-cash compensation expense. General and administration expenses increased 73% to $14.0 million in the fourth quarter of 2013 from $8.1 million in the prior year period primarily due to WMS.

Income from operations was $1.4 million for the fourth quarter of 2013 compared to $2.0 million for the fourth quarter of 2012. Net income was $0.7 million, or $0.02 per diluted share, for the fourth quarter of 2013 compared to a net loss of ($0.2) million, or ($0.00) per diluted share, for the fourth quarter of 2012. Adjusted EBITDA(1) in the fourth quarter of 2013 was $11.0 million, compared to $7.2 million in the prior year period. Adjusted Net Income(1) was $5.4 million, compared to $3.3 million in the fourth quarter of 2012. Adjusted Net Income Per Share(1) was $0.15, compared to $0.10 in the fourth quarter of 2012.

At December 31, 2013, the Company had $49.9 million in cash and cash equivalents with no debt.

Conference Call

The Company will host a conference call to discuss fourth quarter and full year 2013 financial results today at 5:00 p.m. ET. The live webcast can be accessed from the Company’s investor relations website at http://ir.envestnet.com/. The conference call can also be accessed live over the phone by dialing (877) 718-5101, or (719) 325-4784 for international callers. A replay will be available beginning one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 7712350. The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE:ENV) is a leading provider of unified wealth management technology and services to investment advisors. Its open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through its Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software.

For more information on Envestnet, please visit www.envestnet.com.

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under GAAP, we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before deferred revenue fair value adjustment, interest income, interest expense, income tax provision, depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, imputed interest on contingent consideration liability, fair market value adjustment to contingent consideration and litigation related expense.

“Adjusted net income” represents net income before deferred revenue fair value adjustment, non-cash compensation expense, restructuring charges and transaction costs, re-audit related expenses, severance, amortization of acquired intangibles, imputed interest on contingent consideration liability, fair market value adjustment to contingent consideration, non-recurring tax items and litigation related expense. Reconciling items are tax effected using the income tax rates noted in the reconciliation table found on page 8 of this release.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues or net income determined in accordance with United States generally accepted accounting principles (GAAP).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of audit, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 20, 2014 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts

Investor Relations                                                                                                                                             Media Relations

investor.relations@envestnet.com                                                         mediarelations@envestnet.com

(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$49,942	$29,983
Fees receivable, net	19,848	9,188
Deferred tax assets, net	2,462	2,089
Prepaid expenses and other current assets	7,155	2,501
Total current assets	79,407	43,761

Property and equipment, net	12,766	11,791
Internally developed software, net	5,740	4,324
Intangible assets, net	35,698	27,150
Goodwill	74,335	65,644
Deferred tax assets, net	8,367	6,194
Other non-current assets	4,929	3,535
Total assets	$221,242	$162,399

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$35,242	$20,594
Accounts payable	5,528	2,614
Contingent consideration liability	6,008	—
Deferred revenue	7,393	5,768
Total current liabilities	54,171	28,976

Contingent consideration liability	11,297	—
Deferred rent liability	2,051	2,195
Lease incentive liability	3,547	3,886
Other non-current liabilities	2,404	1,346
Total liabilities	73,470	36,403

Stockholders’ equity	147,772	125,996
Total liabilities and stockholders’ equity	$221,242	$162,399

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues:
Assets under management or administration	$63,418	$34,715	$200,568	$127,213
Licensing and professional services	10,980	9,664	41,967	30,053
Total revenues	74,398	44,379	242,535	157,266

Operating expenses:
Cost of revenues	32,370	15,956	98,970	56,119
Compensation and benefits	21,967	14,942	77,442	54,973
General and administration	13,968	8,075	44,808	30,617
Depreciation and amortization	4,663	3,384	15,329	12,400
Restructuring charges	—	—	474	115
Total operating expenses	72,968	42,357	237,023	154,224

Income from operations	1,430	2,022	5,512	3,042

Other income (expense):
Interest income	5	3	18	29
Interest expense	—	—	—	(3)
Other income	—	—	182	—
Total other income	5	3	200	26

Income before income tax provision	1,435	2,025	5,712	3,068

Income tax provision	740	2,183	2,052	2,603
Net income (loss)	$695	$(158)	$3,660	$465

Net income (loss) per share:
Basic	$0.02	$(0.00)	$0.11	$0.01
Diluted	$0.02	$(0.00)	$0.10	$0.01

Weighted average common shares outstanding:
Basic	34,001,055	32,338,488	33,191,088	32,162,672
Diluted	36,339,851	32,338,488	35,666,575	33,341,615

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2013	2012

OPERATING ACTIVITIES:
Net income	$3,660	$465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,329	12,400
Deferred rent and lease incentive	(483)	1,389
Provision for doubtful accounts	203	—
Impairment of long-lived assets	330	—
Deferred income taxes	(2,546)	83
Stock-based compensation	8,738	4,342
Excess tax benefits from stock-based compensation	(3,579)	(1,549)
Imputed interest expense	787	3
Fair market value adjustment on contingent consideration	501	—
Changes in operating assets and liabilities, net of acquisitions:
Fees receivable	(9,566)	1,017
Prepaid expenses and other current assets	(1,075)	4,645
Other non-current assets	(1,444)	(181)
Accrued expenses	12,389	3,100
Accounts payable	2,914	640
Deferred revenue	1,625	1,028
Other non-current liabilities	1,074	1,166
Net cash provided by operating activities	28,857	28,548

INVESTING ACTIVITIES:
Purchases of property and equipment	(6,125)	(4,838)
Capitalization of internally developed software	(3,143)	(2,350)
Repayment of notes payable assumed in acquisition	—	(174)
Acquisition of businesses, net of cash acquired	(8,992)	(62,352)
Net cash used in investing activities	(18,260)	(69,714)

FINANCING ACTIVITIES:
Proceeds from exercise of warrants	4	—
Proceeds from exercise of stock options	6,400	2,069
Issuance of restricted stock	1	2,759
Excess tax benefits from stock-based compensation	3,579	1,549
Purchase of treasury stock	(622)	(137)
Net cash provided by financing activities	9,362	6,240

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,959	(34,926)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,983	64,909

CASH AND CASH EQUIVALENTS, END OF PERIOD	$49,942	$29,983

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$74,398	$44,379	$242,535	$157,266
Deferred revenue fair value adjustment	—	230	160	1,248
Adjusted revenues	$74,398	$44,609	$242,695	$158,514

Net income (loss)	$695	$(158)	$3,660	$465
Add (deduct):
Deferred revenue fair value adjustment	—	230	160	1,248
Interest income	(5)	(3)	(18)	(29)
Interest expense	—	—	—	3
Income tax provision	740	2,183	2,052	2,603
Depreciation and amortization	4,663	3,384	15,329	12,400
Non-cash compensation expense	2,457	912	8,919	4,037
Restructuring charges and transaction costs	1,124	506	3,297	2,718
Re-audit related expenses	105	—	3,110	—
Severance	365	49	790	278
Imputed interest expense on contingent consideration	395	—	787	—
Fair market value adjustment to contingent consideration	501	—	501
Litigation related expense	—	115	7	265
Adjusted EBITDA	$11,040	$7,218	$38,594	$23,988

Net income (loss)	$695	$(158)	$3,660	$465
Add:
Deferred revenue fair value adjustment	—	137	93	746
Non-cash compensation expense	1,425	546	5,173	2,414
Restructuring charges and transaction costs	991	488	2,252	1,810
Re-audit related expenses	62	—	1,804	—
Severance	211	29	458	166
Amortization of acquired intangibles	1,537	1,054	4,903	3,687
Imputed interest expense on contingent consideration	229	—	456	—
Fair market value adjustment to contingent consideration	291		291
Non-recurring tax items	—	1,124	—	1,124
Litigation related expense	—	68	4	158
Adjusted net income	$5,441	$3,288	$19,094	$10,570

Diluted number of weighted-average shares outstanding	36,339,851	33,802,845	35,666,575	33,341,615

Adjusted net income per share - diluted	$0.15	$0.10	$0.54	$0.32

Note:

Adjustments, excluding non-deductible transaction costs, are tax effected using an income tax rate of 42.0% and 40.2% for 2013 and 2012, respectively.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except account and advisor data)

(Unaudited)

	As of
	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013

Platform Assets
Assets Under Management (AUM)	$30,970	$34,870	$38,705	$41,932	$45,706
Assets Under Administration (AUA)	67,368	74,839	85,601	118,228	132,215
Subtotal AUM/A	98,338	109,709	124,306	160,160	177,921
Licensing	269,729	295,330	302,604	326,567	358,919
Total Platform Assets	$368,067	$405,039	$426,910	$486,727	$536,840

Platform Accounts
AUM	156,327	167,167	190,883	200,648	211,039
AUA	293,151	311,884	357,283	456,461	524,806
Subtotal AUM/A	449,478	479,051	548,166	657,109	735,845
Licensing	1,228,016	1,289,491	1,365,773	1,425,102	1,508,254
Total Platform Accounts	1,677,494	1,768,542	1,913,939	2,082,211	2,244,099

Advisors
AUM/A	16,085	16,419	18,154	21,759	22,838
Licensing	6,941	6,970	7,261	7,511	7,794
Total Advisors	23,026	23,389	25,415	29,270	30,632

Note:                  AUM/A metrics include WMS, which added approximately $25 billion in assets, 86,000 accounts and 3,100 advisors as of July 1, 2013.